Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of the 11th day of April, 2012 (the “Effective Date”), by and between Georgetown Savings Bank, a federally chartered savings Bank with its principal office in Georgetown, Massachusetts (the “Bank”), and Robert E. Balletto (the “Executive”). The Board of Directors of the Bank (the “Board”) shall be the authority for the enforcement of this Agreement. Any reference herein to the “Company” shall mean Georgetown Bancorp, Inc., the stock holding company of the Bank.

WHEREAS, Executive and the Bank entered into an Employment Agreement, effective January 1, 2005, pursuant to which Executive agreed to serve as President of the Bank pursuant to the terms thereof, which agreement was amended and restated in 2008 (as amended and restated, the “2008 Agreement”); and

WHEREAS, Executive and the Bank desire to further amend and restate the 2008 Agreement in connection with the conversion of the Company to a fully-converted stock holding company and for certain other purposes; and

WHEREAS, Executive has agreed to such changes and other amendments to the 2008 Agreement as provided herein; and

WHEREAS, the parties hereto desire to set forth the terms of a revised employment agreement and the continuing employment relationship between the Bank and Executive.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.            POSITION AND RESPONSIBILITIES

During the period of his employment hereunder, Executive agrees to serve as President and Chief Executive Officer of the Bank (the “Executive Position”). During said period, Executive also agrees to serve, if elected, as an officer and director of any subsidiary or affiliate of the Bank. Failure to reelect Executive to the Executive Position without the consent of Executive during the term of this Agreement (except for any Termination for Cause, as defined herein) shall constitute a breach of this Agreement. Executive shall have the responsibilities designated by the Board or as may be set forth in the Charter or Bylaws of the Bank. In addition, Executive shall be responsible for establishing the business objectives, policies and strategic plans of the Bank, in conjunction with the Bank’s Board of Directors (the “Board”). Executive shall also be responsible for providing leadership and direction to all departments or divisions of the Bank and shall be the primary contact between the Board and officers of the Bank.

2.            TERM AND PERFORMANCE OF DUTIES

(a)                The term of this Agreement and the period of Executive’s employment under this Agreement shall begin as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter. On an annual basis, the Executive Committee of the Board shall conduct a comprehensive performance evaluation and review of Executive’s performance, and the results thereof shall be included in the minutes of the Board’s meeting. At least six (6) months prior to the expiration of the term, the Board shall review Executive’s performance during the preceding term of this Agreement in order to determine whether to renew the Agreement for an additional term of up to three (3) years, and if the Board determines to renew the Agreement, it shall provide written notice of such renewal to Executive at least sixty (60) days prior to the end of the term. In the event the Board determines not to renew the Agreement, it shall provide written notice of non-renewal (“Non-Renewal Notice”) to Executive at least six (6) months prior to the expiration of the term.

(b)               During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence approved by the Board, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder, including activities and services related to the organization, operation and management of the Bank; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business companies or business organizations, which, in such Board’s judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive’s duties pursuant to this Agreement (it being understood that membership in and service on boards or committees of social, religious, charitable or similar organizations does not require Board approval pursuant to this Section 2(b). For purposes of this Section 2(b), Board approval shall be deemed provided as to service with any such business companies or organizations that Executive was serving as of the date of this Agreement as set forth in Exhibit A hereto.

3.            COMPENSATION, BENEFITS AND REIMBURSEMENT

(a)                The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties and responsibilities described in Section 1. The Bank shall pay Executive as compensation a salary of not less than $194,000 per year (“Base Salary”). Such Base Salary shall be payable in accordance with the customary payroll practices of the Bank. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually. Such review may be conducted by the compensation committee (the “Committee”) designated by the Board and the Board may increase, but not decrease, Executive’s Base Salary (except for a decrease that is not in excess of any decrease that is generally applicable to all employees of the Bank). Any increase in Base Salary shall become the Base Salary for purposes of this Agreement.

(b)               In addition to the Base Salary provided in Section 3(a), the Bank shall provide Executive all such other benefits as are provided to permanent full-time employees of the Bank.

(c)                The Bank will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement. Without limiting the generality of the foregoing provisions of this subsection (c), Executive will be entitled to participate in or receive benefits under any employee benefit plans, including, but not limited to, the Supplemental Executive Retirement Plan, retirement plans, pension plans, profit-sharing plans, equity plans, health-and-accident insurance plans, disability plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank or the Company in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive will be eligible for annual incentive compensation and bonuses which shall be paid in cash at the discretion of the Committee. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(d)               The Bank and Executive have entered into an endorsement split dollar arrangement which will provide Executive with a pre-retirement death benefit of Two Million Dollars ($2,000,000). In addition, for each year during the term of this Agreement, Executive shall be paid a tax adjusted payment for life insurance for the purpose of and contingent upon Executive’s use of the after-tax portion of said payment to acquire a life insurance policy with a death benefit of One Million Dollars ($1,000,000). The amount of the tax-adjusted payment shall be set forth in a Schedule executed by Executive and Bank, which Schedule shall be attached to this Agreement as Exhibit B and which Schedule can be modified from time to time by mutual written consent of Executive and Bank.

(e)                The Bank or the Company shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing his obligations under this Agreement and in such amounts as the Board may from time to time determine. The Bank shall reimburse Executive for his ordinary and necessary business expenses, including, without limitation, fees for memberships in such clubs and organizations as Executive and the Board shall mutually agree are necessary and appropriate for business purposes, and travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement, upon presentation to the Board, or its designee, for approval of an itemized account of such expenses in such form as the Board may reasonably require. Reimbursement of expenses and in-kind benefits subject to this Section 3(e) or otherwise provided to Executive shall be subject to the following rules: (i) the amount of such expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year, except as otherwise allowed by Section 409A of the Internal Revenue Code (“Code”); (ii) any reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the expenses to be reimbursed were incurred; and (iii) no right to reimbursement or in-kind benefits may be liquidated or exchanged for another benefit.

(f)                To the extent not specifically set forth in this Section 3, any compensation payable or provided under this Section 3 shall be paid or provided no later than two and one-half months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d).

4.             PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

(a)                Upon the occurrence of an Event of Termination (as herein defined) during Executive’s term of employment under this Agreement, the provisions of this section shall apply. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following:

(i)             the termination by the Bank of Executive’s full-time employment hereunder, for any reason, including a termination following a Change in Control, but not including a termination for Cause, a termination upon Retirement, or a termination for Disability; or

(ii)            Executive’s resignation from the Bank’s employ for “Good Reason,” including resignation for Good Reason following a Change in Control. Good Reason shall mean any of the following:

(A) failure to elect or reelect or to appoint or reappoint Executive to the Executive Position, unless consented to by Executive;

(B) a substantial adverse and material change in Executive’s function, duties, or responsibilities;

(C) a material reduction to Base Salary or benefits of Executive from that being provided as of the effective date of this Agreement (except for any reduction that is part of an employee-wide reduction in pay or benefits);

(D) a liquidation or dissolution of the Bank;

(E) a relocation of Executive’s principal place of employment more than twenty-five (25) miles from the principal office on the Effective Date;

(F) a material breach of this Agreement by the Bank; or

(G) the failure of the Board to renew this Agreement or provide a similar employment agreement at the end of the current term by issuing a Non-Renewal Notice to Executive no later than sixty days before the end of the term, in accordance with the provisions of Section 2(a) hereof.

Upon the occurrence of any event described in clauses (ii) (A) through (F) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days prior written notice given within a reasonable period of time (not to exceed, except in case of a continuing breach, ninety (90) days) after the event giving rise to said right to elect, which termination by Executive shall be an Event of Termination. The Bank shall have at least thirty (30) days to remedy any condition set forth in clauses (ii) (A) through (F); provided, however, that the Bank shall be entitled to waive such period and make an immediate payment hereunder. No payment or benefit shall be due to Executive under this Agreement upon the occurrence of an Event of Termination, except as provided in this Section 4.

Upon the occurrence of an event described in clause (ii) (G) above, the Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon written notice issued to the Bank no more than fifteen (15) days after receipt of the Non-Renewal Notice. Upon receipt of the Executive’s notice of termination due to this Event of Termination, the Bank shall have thirty (30) days to cure the Event of Termination by reversing its decision and notifying the Executive that it will renew the Agreement. No later than the end of the thirty (30) day cure period, the Bank shall either: (i) notify the Executive that it has reversed its decision and will renew the Agreement or (ii) provide the Executive with the written release of claims required under Section 4(i), to be signed by the Executive as a condition to the receipt of severance benefits hereunder. Notwithstanding the foregoing, the following will not constitute an Event of Termination under clause (ii)(G) above: (i) the failure of the Bank to renew the Agreement upon the Executive’s attainment of the retirement age set forth in Section 7 (or agreed to in writing by the Executive); (ii) the renewal of the Agreement for a shorter period due to the Executive’s attainment of the retirement age set forth in Section 7 during the next three-year term; or (iii) the Bank’s offer to renew the Agreement on terms that may be different but similar to the terms of this Agreement provided that, for these purposes, the renewal employment agreement will be considered “similar” if it requires the same multiple of Base Salary and bonus payment upon the same Events of Termination.

(b)               Upon the occurrence of an Event of Termination and subject to Section 4(i) hereof, the Bank shall pay Executive, as severance pay or liquidated damages, or both, a cash amount equal to two (2) times (three (3) times if the Event of Termination follows a Change in Control) the highest annual rate of Base Salary paid to Executive at any time under this Agreement.

(c)                Upon the occurrence of an Event of Termination and subject to Section 4(i) hereof, the Bank shall pay Executive a cash amount equal to two (2) times (three (3) times if the Event of Termination follows a Change in Control) the Executive’s tax-adjusted payment as provided for in Section 3(d), to be used to maintain the life insurance policy owned by Executive, as set forth in Section 3(d) hereof.

(d)               Upon the occurrence of an Event of Termination and subject to Section 4(i) hereof, the Bank will provide, at the Bank’s expense, life insurance (including the life insurance provided under the endorsement split dollar life insurance agreement between Executive and Bank) and non-taxable medical and dental coverage substantially comparable, as reasonably or customarily available, to the coverage maintained by the Bank for Executive prior to his termination, except to the extent such coverage may be changed in its application to all Bank employees. Such coverage shall cease twenty-four (24) months following the Event of Termination (thirty-six months if the Event of Termination follows a Change in Control). The period of continued health care coverage required by Code Section 4980B(f) shall run concurrently with the coverage period provided herein. If the Bank cannot provide one or more of the benefits set forth in this paragraph because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash lump sum payment shall be made in a lump sum within thirty (30) days after the later of the Executive’s date of termination (“Date of Termination”) of employment or the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties, provided, however, in the event Executive is a Specified Employee (with the meaning of Treasury Regulation Section 1.409A-1(i)), and to the extent necessary to avoid penalties under Code Section 409A, no payment shall be made to Executive prior to the first day of the seventh month following Executive’s Date of Termination.

(e)                Subject to Section 4(i) hereof, the payments under Sections 4(b) and 4(c) shall be payable in a single cash lump-sum distribution within thirty (30) days following the occurrence of an Event of Termination.

(f)                Upon the occurrence of an Event of Termination and subject to Section 4(i) hereof, the Executive will fully vest in all non-vested stock options and/or restricted stock that have been granted to him, and in the case of stock options, such options shall be immediately exercisable.

(g)               For purposes of this Section 4, Date of Termination shall mean the date of “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder; provided, however, that the Bank and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

(h)               Notwithstanding the preceding paragraphs of this Section 4, in the event that the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code or any successor thereto, then such Termination Benefits will be reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to the total amount of payments permissible under Section 280G of the Code or any successor thereto. In the event a reduction is necessary, Executive shall be entitled to determine which benefits or payments shall be reduced or eliminated so the total parachute payments do not result in an excess parachute payment. If Executive does not make this determination within ten business days after receiving a written request from the Bank, the Bank may make such determination, and shall notify Executive promptly thereof. In the event it is determined that permitting Executive or the Bank to make the determination regarding the form or manner of reduction would violate Code Section 409A, such reduction shall be made pro rata.

(i)                 Notwithstanding the foregoing, Executive shall not be entitled to any payments or benefits under this Section 4 unless and until Executive executes a release of his claims against the Bank, the Company and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act (“ADEA”), but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement. In order to comply with the requirements of Code Section 409A and the ADEA, the release shall be provided to Executive no later than the date of his Separation from Service and Executive shall have no fewer than twenty-one (21) days to consider the release, and following Executive’s execution of the release, Executive shall have seven (7) days to revoke said release.

5.             CHANGE IN CONTROL DEFINED

(a) For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events:

(i) Merger: The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation, provided, however, that a second-step conversion of the Company’s mutual holding company is specifically excluded from consideration as a Change in Control under this definition;

(ii) Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(iii) Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders or corporators) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period or who is appointed to the Board as the result of a directive, supervisory agreement or order issued by the primary federal regulator of the Company or the Bank or by the Federal Deposit Insurance Corporation (“FDIC”) shall be deemed to have also been a director at the beginning of such period; and provided, further, that the elimination of the Company’s board of directors by merger into a new stock holding company in connection with a second-step conversion of the Company’s mutual holding company shall not be deemed a Change in Control if the Bank’s Board of Directors continues to satisfy this requirement; or

(iv) Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

(b) In the event of a Change in Control, the term “Bank” shall be defined to include any successor to the Bank.

6.           TERMINATION FOR DISABILITY OR DEATH

(a) Disability. Termination of Executive’s employment based on “Disability” shall mean any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a period of not less than twelve (12) months that: (i) renders Executive unable to engage in any substantial gainful activity, or (ii) causes Executive to receive income replacement benefits for a period of not less than three (3) months under an accident and health plan of the Bank covering Executive. A determination as to whether Executive has suffered a Disability shall be made by the Board with objective medical input.

The Bank will cause to be continued life insurance and non-taxable medical and dental coverage substantially comparable, as reasonable or customarily available, to the coverage maintained by the Bank for Executive prior to his termination for Disability, except to the extent such coverage may be changed in its application to all Bank employees or not available on an individual basis to an employee terminated for Disability. This coverage shall cease upon the earlier of: (i) the date Executive returns to the full-time employment of the Bank in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Bank; (ii) Executive’s full-time employment by another employer; (iii) Executive attaining the age of 65; (iv) Executive’s death; or (v) twenty four (24) months from the date of Disability.

(b) Death. In the event of the death of Executive while in the active employment of the Bank, Executive’s beneficiary shall be entitled to Executive’s interest in the life insurance policy proceeds covered by the endorsement split dollar agreement between Executive and the Bank referenced in Section 3(d) hereof. No further amounts or benefits shall be due hereunder.

7.           TERMINATION UPON RETIREMENT

Termination of Executive’s employment based on “Retirement” shall mean termination of Executive’s employment at age 65, or in accordance with any retirement policy established by the Board and agreed to, in writing, by Executive. Upon termination of Executive based on Retirement, no amount or benefit shall be due Executive under this Agreement, and Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Executive is a party. Notwithstanding the foregoing, Executive shall have the right to participate in the Bank’s health insurance plans for the applicable COBRA period, to the extent eligible, at the expense of Executive.

8.             TERMINATION FOR CAUSE

The term “Termination for Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Bank’s Code of Ethics, material violation of the Sarbanes-Oxley requirements for officers of public companies that, in the reasonable opinion of the Board, will likely cause substantial financial harm or substantial injury to the reputation of the Bank, willfully engaging in actions that, in the reasonable opinion of the Board, will likely cause substantial financial harm or substantial injury to the business reputation of the Bank, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose, finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Other than as set forth in Section 9(a), Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any non-vested stock options granted to Executive under any stock option plan of the Bank, the Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive’s receipt of Notice of Termination for Cause pursuant to Section 9 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause (unless it is determined in arbitration that grounds for Termination for Cause did not exist, in which event all terms of the options as of the date of termination shall apply, and any time periods for exercising such options shall commence from the date of resolution in arbitration).

9.            NOTICE OF TERMINATION

(a) Any purported termination by the Bank for Cause shall be communicated by Notice of Termination to Executive. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. If, within thirty (30) days after any Notice of Termination for Cause is given, Executive notifies the Bank that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration. Notwithstanding the pendency of any such dispute, the Bank may discontinue to pay Executive compensation until the dispute is finally resolved in accordance with this Agreement. If it is determined that Executive is entitled to compensation and benefits under Section 4 of this Agreement, the payment of such compensation and benefits by the Bank shall commence immediately following the date of resolution by arbitration, with interest due Executive on the cash amount that would have been paid pending arbitration (at the prime rate as published in The Wall Street Journal from time to time).

(b) Any other purported termination by the Bank or by Executive shall be communicated by a Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. “Date of Termination” shall mean the date of the Notice of Termination. If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration as provided in Section 18 of this Agreement. Notwithstanding the pendency of any such dispute, the Bank shall continue to pay Executive his Base Salary and other compensation and benefits in effect when the notice giving rise to the dispute was given (except as to termination of Executive for Cause). In the event of the voluntary termination by Executive of his employment, which is disputed by the Bank, and if it is determined in arbitration that Executive is not entitled to termination benefits pursuant to this Agreement, he shall return all cash payments made to him pending resolution by arbitration, with interest thereon at the prime rate as published in The Wall Street Journal from time to time if it is determined in arbitration that Executive’s voluntary termination of employment was not taken in good faith and not in the reasonable belief that grounds existed for his voluntary termination.

10.         Non-COmpetition and POST-TERMINATION OBLIGATIONS

(a) All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with paragraph (b), (c), (d) and (e) of this Section 10.

(b) Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party at an hourly rate based upon his most recent Base Salary prior to termination.

(c) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities (all of which is considered to be a trade secret) of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”), the Board of Governors of the Federal Reserve System (“Federal Reserve”) or other bank regulatory agency with jurisdiction over the Bank or Executive). In the event of a breach or threatened breach by Executive of the provisions of this Section 10, the Bank will be entitled to a temporary restraining order, preliminary injunction and permanent injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

(d) Upon any termination of Executive’s employment pursuant to which Executive is receiving compensation under Section 4(a)(i) hereof or 4(a)(ii) hereof, provided, however, this Section 10(d) shall not be applicable in the event such termination occurs following a Change in Control (as defined in Section 5 of this Agreement), Executive agrees not to compete with the Bank for a period of one (1) year following such termination in any area within a radius of 25 miles from any offices of the Bank or any of the Bank’s affiliates. Executive agrees that during such period and within said area, Executive shall not: (i) work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank or any of its affiliates; (ii) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank or of any affiliate, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank or any affiliate that has headquarters or offices within 25 miles of the locations in which the Bank has business operations or has filed an application for regulatory approval to establish an office; or (iii) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

(e) The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 10, agree that in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to a temporary restraining order, preliminary injunction and permanent injunction to restrain the violation hereof by Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.

11.          EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, including the 2008 Agreement, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided in writing.

12.         NO ATTACHMENT; BINDING ON SUCCESSORS

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive, his estate, and the Bank and its respective successors and assigns, which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.

13.         MODIFICATION AND WAIVER

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

14.         REQUIRED PROVISIONS

(a) The Bank’s Board may terminate Executive’s employment at any time, but any termination by the Bank’s Board other than Termination for Cause as defined in Section 8 hereof shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after Termination for Cause.

(b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. §1818(e)(3)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of the Federal Deposit Insurance Act, the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its Agreement obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) (12 U.S.C. §1818(e)(4)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Bank is in default as defined in Section 3(x)(1) (12 U.S.C. §1813(x)(1)) of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank: (i) by the Comptroller of the OCC or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. §1823(c)) of the Federal Deposit Insurance Act; or (ii) by the Comptroller or his or her designee at the time the Comptroller or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

15.          SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

16.          HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17.          GOVERNING LAW

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts but only to the extent not superseded by federal law.

18.          ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Massachusetts in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Any payment to Executive required under this Section shall be made after the final resolution referenced herein, but not later than the later of (i) December 31 of the calendar year in which such resolution is achieved, and (ii) two and one-half months after the date on which such final resolution is achieved.

19.          PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank within two and one-half months following the date on which such fees are incurred, provided that the dispute or interpretation has been settled by Executive and the Bank or resolved in Executive’s favor.

20.          INDEMNIFICATION

(a) The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) for the term of the Agreement and for a period of 6 years thereafter to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank or the Company or any subsidiary or affiliate of the Bank or the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board or the board of directors of the Company, as appropriate); provided, however, neither the Bank nor Company shall be required to indemnify or reimburse Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive. Any such indemnification shall be made consistent with Section 145.121 of the OCC Regulations.

(b) Notwithstanding the foregoing, no indemnification shall be made unless the Bank gives the OCC at least sixty (60) days’ notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the Board shall be sent to the Deputy Controller for the OCC Northeastern District Office. The notice period shall run from the date of such receipt. No such indemnification shall be made if the OCC advises the Bank in writing within such notice period of its objection thereto.

21.          NOTICE

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank: Georgetown Savings Bank

2 East Main Street

Georgetown, Massachusetts 01833

To Executive: Robert E. Balletto

11 Highland Avenue

Groveland, Massachusetts 01834

22.          SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

23.          no mitigation.

Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. No payment provided for in this Agreement shall be reduced by any compensation earned by Executive as the result of employment by another employer, or Executive’s receipt of income from any other source, after the termination of his employment with the Bank.

24.          SECTION 409A.

The parties agree that this Agreement shall be interpreted to comply with or be exempt from Code Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(ii).

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SIGNATURES

IN WITNESS WHEREOF, the Bank has authorized this Agreement to be executed by its duly authorized representatives, and Executive has signed this Agreement, on the day and date first above written.

ATTEST:	GEORGETOWN SAVINGS BANK

/s/Mary L. Williams	By: /s/ Mr. J Richard Murphy

WITNESS:	EXECUTIVE:

/s/Mary L. Williams	/s/ Robert E. Balletto